CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AMG Funds III of our report dated July 23, 2026, relating to the financial statements and financial highlights of AMG GW&K International Small Cap Fund, which appears in AMG Funds III’s Certified Shareholder Report on Form N-CSR for the year ended May 31, 2026. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
September 28, 2026